*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.26

Sales Incentive Plan Document for SVP Global Sales

2019

The effective period of this plan is January 1, 2019 through December 31, 2019. This plan supersedes any and all other incentive plans, written or implied, for Participants covered by this plan. No representation or promise inconsistent with or beyond the terms of this plan will be effective. In the event of any such representation or promise, the terms of this plan will govern. The use of the male pronoun within this plan shall be deemed to apply to both genders.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Introduction

This document contains the terms of the Sales Incentive Plan for 2019 for the Senior Vice President, Global Sales. The document starts with an overview of the Sales Incentive Plan then lays out the legal terms and conditions that apply to participation.

The 2019 Sales Incentive Plan is designed to provide incentive rewards to the Cambium Networks sales teams and individuals for successful achievement of sales objectives. The plan has been designed to ensure:

•	Alignment of the plan with business objectives

•	Competitiveness to the external market

•	Continued rewarding of top performers

Table of Contents

In this document, participants will find the following sections:

Topic	Page(s)
Target Incentive Compensation and Incentive Earnings Potential	3
Performance Measurements Summary	3
Payout Tables and Mechanics	4
Plan Terms and Conditions	5-15

After reviewing this document, participants should understand:

•	The structure of the Sales Incentive Plan

•	How payouts will be calculated, given performance under the Sales Incentive Plan

•	How performance will affect participant’s financial success

•	The administrative practices associated with the Sales Incentive Plan

Cambium Networks Confidential and Proprietary	Page 2 of 17

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Target Incentive Compensation and Incentive Earnings Potential

Target Incentive Compensation for each individual is the product of Base Salary and the Target Incentive Percentage. Achievement of target performance above and below 100% of goal will result in earned incentive compensation according to the Payout Tables and Mechanics in the pages that follow.

Performance Measurements Summary

The performance measurement framework under the Sales Incentive Plan is as follows:

Performance Measure	Weight	Measurement Period	Comments
Net revenue	[**]%	Quarterly and Annual	For revenue-based components, payments are made quarterly based on achievement of quarterly and year to date (“YTD”) revenue recognized by Cambium Networks relative to quarterly and YTD revenue quotas. If achievement of such goals on a YTD basis is below 100% of the annual quota, then quarterly payments will be made at an SIP multiplier of [**].0. No accelerator will be applied until such point during the year that 100% of the annual quota is exceeded.

EBITDA	[**]%	Quarterly and Annual	EBITDA-based components will be made quarterly based on achievement of EBITDA goals, as specified per individual Participant.

Additional information about when incentive payments are deemed earned and when incentive payments are an advancement of earnings and subject to offsetting can be found in Sections 2.07 and 2.08 of the Plan Terms and Conditions section of this Plan.

Cambium Networks Confidential and Proprietary	Page 3 of 17

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Payout Tables and Mechanics

The rate at which participants earn incentives for each Performance Measure is summarized in the following table(s):

EBITDA

30% from Adj. EBITDA
Result% of Target	Target Post Accrual Adj. EBITDA ($M)		% Bonus Payout
[**]%	≤ $[**	]	[**	]%
[**]%	[**	]	[**	]%
[**]%	[**	]	[**	]%
[**]%	[**	]	[**	]%
[**]%	[**	]	[**	]%
[**]%	[**	]	[**	]%
[**]%	[**	]	[**	]%
[**]%	[**	]	[**	]%
[**]%	[**	]	[**	]%

NET REVENUE

For the Net Revenue Performance Measure, the rate at which Participants earn incentives is summarized in the following table:

Tiering
Tier Minimum	Tier Maximum		Payout Multiplier		Notes
[**]%	[**	]%	[**	]	[**	]
[**]%	[**	]%	[**	]	[**	]
[**]%	[**	]%	[**	]
[**]%	[**	]%	[**	]
[**]%	[**	]	[**	]

Payout will be based on the % achievement as defined in the tables above. Payout for achieving EBITA over $ [**] and Net Revenue over $ [**] will be capped at [**]%.

Cambium Networks Confidential and Proprietary	Page 4 of 17

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Plan Terms and Conditions

Article 1

Definitions

1.01.	Base Salary.

“Base Salary” shall mean fixed pay that is provided for an active employee and does not vary between pay periods due to employee performance. Base salary includes merit lump sum payments and additional months (e.g., 13th or 14th month) base amounts in countries where legally required. However, the Sales Incentive Plan calculations will be limited to 12 months of base salary, except where local laws require inclusion of additional months. “Base Salary” shall not include awards under this Plan or any other short-term or long-term incentive plan; recurring allowances; imputed income from such programs as group-term life insurance; any non-cash equity or similar awards; or non-recurring earnings, such as moving expenses, and shall be based upon base salary earnings before reductions for such items as deferrals under employer-sponsored deferred compensation plans, or contributions made at the election of the Participant out of the Participant’s pay. Base salary is subject to change during normal base salary review periods.

1.02.	Cause.

“Cause” shall mean unacceptable performance, or any misconduct identified as a ground for termination in the Cambium Networks Code of Business Conduct, the human resources policies, or other written policies or procedures.

1.03.	Company.

“Company” shall mean Cambium Networks, Ltd. and its subsidiaries, provided that, in any jurisdiction in which local law applies, “Company” shall mean, and the Plan shall be maintained solely by, the affiliated company of Cambium Networks Ltd. doing business in the applicable jurisdiction.

1.04.	Compensation Committee.

The Compensation Committee is the committee established by Cambium Networks from time to time, currently consisting of the CFO, HR Head and General Counsel, with the SVP of Global Sales participating as it relates to discussions of this Plan (subject to being recused in connection with any discussion of his compensation) as such composition may be revised from time to time.

Cambium Networks Confidential and Proprietary	Page 5 of 17

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.05.	Contribution Margin.

“Contribution Margin” shall mean total Gross Margin less the relevant direct sales expenses (as identified on Exhibit A to this Plan), incurred by the Company during the quarter, divided by total net revenue, expressed as a percentage.

1.06.	Disabled.

“Disabled” shall mean being entitled to receive benefits under the Cambium Networks Disability Income Plan or under the alternative plan, policy or legislation applicable to the Participant under local law.

1.07.	Employee.

“Employee” shall mean a person in an employee-employer relationship with the Company, but excluding; (a) any individual performing services for the Company under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company enters into for services; and (b) any individual whose terms and conditions of employment are governed by a collective bargaining agreement resulting from good faith collective bargaining where compensation of the type offered under this Plan were the subject of such bargaining, unless such agreement specifies that such individuals are eligible for this Plan.

1.08.	Gross Margin.

“Gross Margin” shall mean the difference between total net revenue generated by the Company from the sale of Cambium goods and services in a quarter less the costs of goods sold as reported by the Company on its consolidated financial statements, divided by total net revenue, expressed as a percentage.

1.09.	Leave of Absence.

“Leave of Absence” shall mean an approved leave of absence from the Company by virtue of which a Participant must continue to be eligible for the Plan under applicable law, including local law, or any other approved leave of absence, accepted as such by Cambium’s HR department.

1.10.	Local Law.

“Local Law” shall mean the law of any jurisdiction to the extent that it applies to a Participant hereunder.

Cambium Networks Confidential and Proprietary	Page 6 of 17

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.11.	Measurement Period.

“Measurement Period” shall mean the month, quarter, year, or other time period, over which Performance Results are calculated and/or strategic objectives are assigned to determine a Participants earning of an incentive payout hereunder. Incentive payments based on a Measurement Period will be measured as of the last day of a Measurement Period.

1.12.	Participant.

“Participant” shall mean an Employee who, as of the beginning of the Measurement Period (or, as provided in the Plan, during the Measurement Period) is in one of the positions eligible for participation in the Plan.

Subject to provisions detailed under “Terminations and Transfers,” an individual will cease to be a Participant upon the effective date of termination of employment (for any reason) or transfer to a role or position which is not eligible for participation in the Plan.

1.13.	Performance Measures.

“Performance Measures” all mean the specific financial metrics or other results required for business success established by Cambium’s Compensation Committee to align efforts with the business scorecard. Each objective will have a corresponding incentive opportunity expressed as a percent of the annual Base Salary as outlined in the attached Schedule.

1.14.	Performance Results.

“Performance Result” shall mean the outcomes as measured by Cambium’s Finance function for the applicable performance measurement(s) in the Measurement Period.

1.15.	Plan.

Plan shall mean the Sales Incentive Plan set forth in the attached schedule and as amended from time to time.

1.16.	Sales Incentive.

“Sales Incentive” shall mean the percentage of Base Salary (as defined in section 1.01) that will be paid for achievement of Performance Measures as reflected on the Schedule applicable to the Participant for the Measurement Period. The annual Base Salary to be used in the calculation will be specified by Cambium’s HR department and, in the absence of such specification, shall be the annual Base Salary in effect at the beginning of the applicable Measurement Period.

Cambium Networks Confidential and Proprietary	Page 7 of 17

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.17.	Schedule.

“Schedule” shall mean the sections entitled Total Target Compensation and Earnings Potential, set forth herein that reflects information applicable to the determination of incentive pay, if any.

Article 2

Participation and Eligibility

2.01.	Eligibility for and Acceptance of Incentive Payment.

Except as provided herein, with respect to any incentive payment made on a monthly, quarterly, or annual basis, a Participant will only be eligible to receive a payment if the Participant is an Employee of the Company on the last day of a Measurement Period. If a Participant accepts an incentive payment for a Measurement Period (including by cashing a check for the payment or not canceling direct deposit before the payment is scheduled to be directly deposited to the Participant s account), the Participant shall thereby have agreed and consented to the terms of this Plan, except to the extent inconsistent with local law.

2.02.	Eligibility for Other Incentive Payments.

Employees shall participate in only one annual incentive plan or sales incentive plan for any specific period in time. An individual may participate in the Plan and another plan sequentially during any Measurement Period because of promotion or reassignment, provided that participation in each such plan is prorated to reflect (to the day) the period during which he or she participated in each plan.

2.03.	Terminations and Transfers.

Notwithstanding any provision of the Plan to the contrary, but subject to the provisions of local law, a Participant will not be paid a Sales Incentive for a Measurement Period unless the Participant is actively employed, or (as described in Section 2.04) on a Leave of Absence, as of the last day of the Measurement Period, except as described in the following:

(a)

If, during a Measurement Period, a Participant terminates employment due to Retirement, involuntary separation not for cause (as defined in Section 1.02), death or because the Participant is Disabled, the Measurement Period will be prorated to reflect the salary, performance goals and performance results for Measurement Period-to-date. Group Finance will obtain authorization and provide payroll/HR with notice to pay earned prorated incentive payouts that would normally have been held until end of Measurement Period or year-end. Any earned prorated incentive payouts that are payable under this provision are not intended to duplicate other benefits and thus any payouts under this provision will be offset and reduced by any comparable payment provided for under any other plan.

Cambium Networks Confidential and Proprietary	Page 8 of 17

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)

Except to the extent inconsistent with applicable law, if, during a Measurement Period, a Participant’s employment is terminated for cause (as defined in Section 1.02) or voluntarily by the employee, the Measurement Period will not be prorated, and no additional Sales Incentives will be paid. Sales Incentives normally due as of the end of the Measurement Period or year-end calculations will not be paid.

(c)

A Participant who transfers out of an incentive eligible position during a Measurement Period will be eligible for a prorated incentive payment under the Plan; provided that, if the Participant is eligible for an incentive payment in his or her new position for all or part of the same Measurement Period, the pro ration under this Plan shall be accomplished in a way that, in the judgment of the Compensation Committee, prevents duplication.

(d)

For accelerators to be applied to an incentive payment, the Participant must have been eligible for incentive payments for at least 6 months in any Measurement Period. When Participants become first eligible to participate during a Measurement Period, only quota assigned from the date of eligibility should be considered when assessing whether accelerators should be applied.

2.04.	Leaves of Absence.

Notwithstanding any provision of the Plan to the contrary, a Participant who commences or returns from a Leave of Absence during a Measurement Period may, in the discretion of the Compensation Committee or as provided by local law, be entitled to an incentive payment hereunder. Notwithstanding any provision of the Plan to the contrary, compensation or benefits received by a Participant during a Leave of Absence shall not be included in the calculation of Base Salary for purposes of determining the Participant’s Sales Incentive.

2.05.	Changes in Role or Sales Incentive Plan.

Role changes where the employee moves to or from a job that is sales incentive eligible will require that the Sales Incentive Plan be closed out and a new Sales Incentive Plan will be established or eligibility will begin or end. The Sales Incentive Plan results will be prorated to reflect the performance goals and performance results year-to-date. If the Participant is eligible for an incentive payment in his or her new job for all or part of the same Measurement Period, the pro ration under this Plan shall be accomplished in a way that, in the judgment of the Compensation Committee, prevents duplication in incentives or an inappropriate incentive gap.

Cambium Networks Confidential and Proprietary	Page 9 of 17

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2.06.	Changes in Quota or Territory.

Notwithstanding any provision to the contrary, the SVP of Global Sales with input from the Compensation Committee, may change a Participant’s quota and/or territory.

2.07.	When Incentive Payments are Deemed Earned.

Provided that the Participant is employed as of the last day of the Measurement Period, all net revenue-based or POS-based incentives (including those with an annual component) are deemed earned as of the date Cambium Networks recognizes the revenue associated with an applicable sale, unless the customer cancels an order or returns the product to Cambium Networks; or Cambium Networks determines that there was an error in the incentive payment amount, even if any of the above events occur after incentive payments have been paid out by Cambium Networks.

POS revenue is computed by reference to data collated by Cambium Networks or a 3rd party, the value of which is determined by Cambium’s Sales Operations department and Cambrium Finance.

All Contribution Margin based incentives are deemed earned as of the last day of the Measurement Period.

2.08.	Commission Splits.

Sometimes the closing of a sale requires the efforts of several members of the sales team. Therefore, any commissions related to the sale may be allocated between two or more Regional Sales Managers (RSM) pursuant to prior arrangement or agreement of the involved employees. Selling effort must be documented and demonstrable if a split is to occur. Also, being assigned to an account which produces an order through the efforts of another RSM does not automatically ensure that the account owner would receive a portion of the commission.

Any dispute regarding adjustments to commissions will be resolved by the Compensation Committee, who will determine the allocation after consulting with the appropriate sales management. Whenever possible, this allocation will be determined prior to the order being booked.

Article 3

Incentive Pay Elements

3.01.	Monthly Incentives.

Monthly incentives, if any, for a fiscal year, shall be established by Cambium’s Compensation Committee and set forth on the Schedule.

Cambium Networks Confidential and Proprietary	Page 10 of 17

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

3.02.	Quarterly Incentives.

Quarterly incentives, if any, for a fiscal year, shall be established by Cambium’s Compensation Committee and set forth on the Schedule.

3.03.	Annual Incentives.

Annual incentives, if any, for a fiscal year shall be as established by Cambium’s Compensation Committee, and set forth on the Schedule.

3.04.	Other Incentives.

Other incentives, if any, for a fiscal year shall be as established by Cambium’s Compensation Committee.

Article 4

Administration

4.01.	Compensation Committee.

Compensation Committee shall have authority to control and manage the operation and administration of the Plan, including all rights and powers necessary or convenient to the carrying out of its functions hereunder, whether or not such rights and powers are specifically enumerated herein. This includes the authority to administer and override Plan provisions to comply with local law.

4.02.	Governance.

Compensation Committee shall have authority to construe and interpret the Plan, decide all questions of fact and questions of eligibility and determine the amount, manner and time of payment of any incentive payment hereunder, which shall be final and binding, except to the extent inconsistent with local law.

4.03.	Incentive Calculation/Administration.

Incentives will not be paid until all relevant data for the Measurement Period is accumulated and reconciled. All relevant equipment returns, credit memos and other measurement elements must be identified and accounted for prior to calculation of the incentive payout. Negative revenue transactions may include any transactions which occur subsequent to any Measurement Period. Reconciliation and approval of incentive compensation generally will be completed within 90 calendar days after the last day of the Measurement Period, except when management requires additional time to review business results for final accuracy or requires additional time based on other business needs, in which case such payments will be paid at the earliest practicable time following such management review, provided, however, in the case of a Participant who is subject to

Cambium Networks Confidential and Proprietary	Page 11 of 17

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

taxation in the United States, that payment will occur in all events before March 15 of the calendar year following the year in which the Measurement Period ended. Notwithstanding the preceding sentence, to the extent the Performance Measures for payments with a Measurement Period of a year are based on the annual Cambium Networks Incentive Plan (if at all), payment will coincide with other payments under the Cambium Bonus Scheme (i.e., as soon as administratively practical during the calendar year immediately following the close of the Measurement Period).

In addition to the above, the Compensation Committee may reduce any sales incentive calculation otherwise due to employee Participant in an amount to reflect:

•	Any provisions for doubtful debts implemented by Cambium Networks against a specific customer, that is part of such Participant’s sales quota;

•

Any bad debt write-offs for a specific customer, that has been included as part of such Participant’s quota or on which such Participant has previously earned incentive compensation as a result of revenue from such customer;

•

Any balance for a non-paying/delinquent customer that has been on stop shipment for greater than 30 days without resolving the delinquency (until payment received at which time this notional adjustment would be reversed)

Provided, however, that a Participant shall not be penalized for write offs associated with purchases made by such customer prior to the Participant’s responsibility for the territory. Any such reduction would be made against and as a reduction to subsequent sales incentive payments otherwise due to such Participant in future Measurement Periods.

4.04.	Repayment of Overpayments.

(a)

If Cambium Networks discovers that it overpaid a Participant or former Participant with respect to any portion of compensation, the Participant agrees to repay the overpayment amount to Cambium Networks within 30 days of a written request. If the Participant or former Participant does not make such repayment within 30 days, and has not provided the HR department with clear and specific evidence (as determined by the HR department in its discretion) establishing his or her entitlement to the amount Cambium Networks considers to have been overpaid, Cambium Networks can recover such overpayment by offsetting the overpayment amount against any money that might then or later be due from Cambium Networks to the Participant or former Participant, including money that is or becomes due as wages, base salary or incentive compensation to the Participant or former Participant, subject to any requirements of local law.

(b)	Cambium Networks right under this section to recover overpayments through offset is not the exclusive means by which it may pursue recovery of said overpayment.

Cambium Networks Confidential and Proprietary	Page 12 of 17

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

In addition to or in lieu of offset, Cambium Networks may also pursue ordinary collection efforts or legal action against the Participant or former Participant.

(c)	The provisions of this Section shall apply notwithstanding any provision of the Plan to the contrary, subject to local law.

4.05.	Significant Achievement Award.

Winning large and or strategic deals is critical for the growth of Cambium. Developing new Customers, Applications, Products or Services (CAPS) helps create new streams of revenue which help the company to grow.

To recognize these types of achievements, the company may award a Significant Achievement Award to the appropriate SE, RSM and/or Sales Manager, Director or VP. To be eligible, the signing of a contract with a customer is required; however a very large increase in business which utilizes existing contracts would also be considered. Variables that will be considered in determining whether an award should be granted and the size of the bonus award will be:

•	Contract value and or long term deal potential

•	Length of contract or agreement

•	Customer (bigger is better and new is good as well)

•	Profitability of deal

•	Press release allowed

•	Work involved in obtaining the business/contract

•	Impact on overall revenue

Significant Achievement Bonus Awards will be awarded on a quarterly basis.

Nominations may be submitted by RSMs or Sales Managers, and may only include those Sales individuals who were directly involved in the deal.

Awards will be made as cash bonuses. The amount and or quantity will be based on the variables above and consideration will be given subject to the ability of the compensation plan to reward the individuals involved.

The Compensation Committee will determine whether any awards are to be distributed and the amount of the award. All awards are discretionary.

Members of the eStaff (Aarti Sharma, Atul Bhatnagar, Bryan Sheppeck,, Nigel King, Peter Strong, Raymond de Graaf, Ron Ryan, Sally Rau, Scott Imhoff, Stephen Cumming, Vibhu Vivek) will not be considered for this award.

Cambium Networks Confidential and Proprietary	Page 13 of 17

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

4.06.	Exceptions.

For employees who are hired to develop business in new and/or emerging markets where revenue production may take multiple quarters, Management Business Objectives may be established with payouts for those MBO’s. All MBO”s must be approved by the Compensation Committee. Also, payment for the achievement of the MBO’s will be approved by the Compensation Committee with supporting documentation provided by the RSM/RTM.

Awards outside plan provisions are subject to the approval of Cambium Compensation Committee. All such decisions, actions, or interpretations concerning the Plan made by the Compensation Committee shall be final, conclusive and binding on all parties.

Article 5

Miscellaneous

5.01.	Plan Changes.

Except to the extent inconsistent with local law, and subject to the rights of Participants under the Plan, the Company reserves the right to modify, amend or terminate the Plan, to change the territory or quota of any Participant at any time or from time to time, or to modify or amend any payment amount under the Plan, at any time, and from time to time, subject to approval of the Compensation Committee.

5.02.	Participant Covenants.

If a Participant fails to adhere to his/her confidentiality or intellectual property agreement or other policies of the Company, or if the Participant’s job performance is not satisfactory (including failure to comply with sales procedures and reporting requirements), Compensation Committee shall have the right to either revoke or amend the Participant’s participation, and his or her entitlement to incentive payments, as it deems appropriate in its sole discretion.

5.03.	Assignments.

Participants are reminded of their obligations under Cambium Networks Code of Conduct. Particularly, Participants in this plan shall not assign or give anything of value (except for officially authorized Company promotional allowances) nor promise or give any part of their compensation to any agent, customer, or representative of the customer or other persons (including Company employees) as an inducement in making a sale.

5.04.	Employment at Will.

This plan does not constitute a contract of employment with the Company for a specified term and all employment at Cambium Networks is at will.

Cambium Networks Confidential and Proprietary	Page 14 of 17

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

5.05.	Rights To Incentive Payments.

The Participant’s dependents, creditors, or beneficiaries will not have any right or interest in this plan or in any moneys accrued, except as provided in Section 2.03.

5.06.	Superseding Provisions.

The Plan supersedes any previous incentive compensation plans affecting the Participant for the term covered by the Plan. There are no oral agreements or understandings between the Company and any Participant affecting or relating to the Plan which are not referenced herein.

No alteration, modification or change of the Plan shall be effective unless approved in writing by the HR department.

5.07.	Prevailing Law.

Except to the extent that local law applies, the Plan shall be construed and enforced in accordance with the laws of the U.K., without giving effect to its conflict of laws provisions.

5.08.	Tax Treatment.

The Company does not guarantee the tax treatment of any payments under the Plan, including without limitation, pursuant to the Code, federal, state or local tax laws or regulations. The Participant acknowledges and agrees that (a) he is responsible for any taxes owing with respect to the payments and benefits to be provided hereunder, (b) he has not relied on any tax advice provided by the Company in connection with the payments and benefits to be provided hereunder, and (c) he has been advised to consult with an independent tax advisor regarding any questions concerning tax matters relating to such payments and benefits.

Cambium Networks Confidential and Proprietary	Page 15 of 17

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE

[**]

Cambium Networks Confidential and Proprietary	Page 16 of 17

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

I hereby agree to the terms and conditions laid out in Cambium’s 2019 Sales Incentive Plan.

Signed	/s/ Bryan Sheppeck
Name	Bryan Sheppeck
Date	5-7-2019

Page 17 of 17